EXHIBIT 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES FOURTH QUARTER 2018 RESULTS

VERO BEACH, Fla. (March 19, 2019) – Bimini Capital Management, Inc. (OTCBB:BMNM), (“Bimini Capital,” “Bimini,” or the “Company”) today announced results of operations for the three month period ended December 31, 2018.

Fourth Quarter 2018 Highlights

•	Net loss of $24.6 million, or $1.93 per common share
•	Income tax provision of $21.8 million, or $1.72 per common share
•	Book value per share of $2.28
•	Company to discuss results on Wednesday, March 20, 2019, at 10:00 AM ET

Details of Fourth Quarter 2018 Results of Operations

The Company reported net loss of $24.6 million for the three month period ended December 31, 2018.  The income tax provision of $21.8 million was a result of the reassessment of our deferred tax assets, and did not impact cash flows as it is a non-cash GAAP accounting adjustment. The results for the quarter also included advisory services revenue of $1.8 million, interest and dividend income of $2.6 million, interest expense of $1.6 million, net realized and unrealized losses of $4.0 million, and operating expenses of $1.6 million.

Management of Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini.  As manager, Bimini is responsible for administering Orchid’s business activities and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel.

Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period.  For the three months ended December 31, 2018, Bimini’s statement of operations included a fair value adjustment of $(1.3) million and dividends of $0.4 from its investment in Orchid common stock.  Also during the three months ended December 31, 2018, Bimini recorded $1.8 million in advisory services revenue for managing Orchid’s portfolio consisting of $1.4 million of management fees and $0.4 million in overhead reimbursement.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - September 30, 2018	$210,267,429	$1,222,155	$719,221	$1,941,376	$212,208,805
Securities Purchased	1,802,253	1,136,424	-	1,136,424	2,938,677
Return of Investment	n/a	(153,661)	(33,105)	(186,766)	(186,766)
Pay-downs	(3,636,758)	n/a	n/a	n/a	(3,636,758)
Premium Lost Due to Pay-downs	(113,117)	n/a	n/a	n/a	(113,117)
Mark to Market (Losses) Gains	1,355,413	(183,740)	41,678	(142,062)	1,213,351
Market Value - December 31, 2018	$209,675,220	$2,021,178	$727,794	$2,748,972	$212,424,192

The tables below present the allocation of capital between the respective portfolios at December 31, 2018 and September 30, 2018, and the return on invested capital for each sub-portfolio for the three month period ended December 31, 2018.   Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately (7.4)% and (4.9)%, respectively, for the fourth quarter of 2018.  The combined portfolio generated a return on invested capital of approximately (7.1)%.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
December 31, 2018
Market Value	$209,675,220	$2,021,178	$727,794	$2,748,972	$212,424,192
Cash equivalents and restricted cash(1)	6,155,053	-	-	-	6,155,053
Repurchase Agreement Obligations	(200,396,000)	-	-	-	(200,396,000)
Total(2)	$15,434,273	$2,021,178	$727,794	$2,748,972	$18,183,245
% of Total	84.9%	11.2%	4.0%	15.1%	100.0%
September 30, 2018
Market Value	$210,267,429	$1,222,155	$719,221	$1,941,376	$212,208,805
Cash equivalents and restricted cash(1)	9,791,086	-	-	-	9,791,086
Repurchase Agreement Obligations	(203,742,239)	-	-	-	(203,742,239)
Total(2)	$16,316,276	$1,222,155	$719,221	$1,941,376	$18,257,652
% of Total	89.4%	6.7%	3.9%	10.6%	100.0%

(1)	Amount excludes restricted cash of $85,435 and $113,230 at December 31, 2018 and September 30, 2018, respectively, related to trust preferred debt funding hedges.
(2)	Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

Returns for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income (net of repo cost)	$946,697	$15,402	$30,647	$46,049	$992,746
Realized and unrealized (losses) gains	1,242,296	(183,740)	41,678	(142,062)	1,100,234
Hedge gains(1)	(3,397,032)	n/a	n/a	n/a	(3,397,032)
	$(1,208,039)	$(168,338)	$72,325	$(96,013)	$(1,304,052)
Beginning Capital Allocation	16,316,276	1,222,155	719,221	1,941,376	18,257,652
Return on Invested Capital for the Quarter(2)	(7.4)%	(13.8)%	10.1%	(4.9)%	(7.1)%

(1)	Excludes losses of approximately $437,000 associated with trust preferred funding hedges.
(2)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the fourth quarter of 2018, the Company received approximately $3.8 million in scheduled and unscheduled principal repayments and prepayments, which equated to a constant prepayment rate (“CPR”) of approximately 6.6% for the fourth quarter of 2018.  Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended,	Portfolio	Portfolio	Portfolio
December 31, 2018	5.5	11.7	6.6
September 30, 2018	8.6	13.5	9.5
June 30, 2018	13.4	11.6	13.1
March 31, 2018	7.2	16.8	8.6
December 31, 2017	7.2	16.9	8.8
September 30, 2017	5.2	18.8	8.3
June 30, 2017	5.9	20.4	9.9
March 31, 2017	4.8	18.8	8.8

Portfolio

The following tables summarize the MBS portfolio as of December 31, 2018 and 2017.

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
December 31, 2018
Fixed Rate MBS	$209,675	98.7%	4.26%	327	1-Aug-48
Interest-Only Securities	2,021	1.0%	3.69%	837	25-Dec-39
Inverse Interest-Only Securities	728	0.3%	4.06%	272	25-Apr-41
Total Mortgage Assets	$212,424	100.0%	4.25%	332	1-Aug-48
December 31, 2017
Fixed Rate MBS	207,179	98.8%	4.21%	321	1-Dec-47
Interest-Only Securities	1,476	0.7%	3.43%	229	25-Dec-39
Inverse Interest-Only Securities	1,037	0.5%	5.01%	278	25-Apr-41
Total Mortgage Assets	$209,692	100.0%	4.21%	320	1-Dec-47

($ in thousands)
	December 31, 2018		December 31, 2017
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$193,437	91.1%	$178,581	85.2%
Freddie Mac	18,881	8.9%	30,896	14.7%
Ginnie Mae	106	0.0%	215	0.1%
Total Portfolio	$212,424	100.0%	$209,692	100.0%

Entire Portfolio	December 31, 2018	December 31, 2017
Weighted Average Pass Through Purchase Price	$106.81	$109.06
Weighted Average Structured Purchase Price	$6.39	$6.02
Weighted Average Pass Through Current Price	$103.87	$107.13
Weighted Average Structured Current Price	$8.67	$7.06
Effective Duration (1)	3.935	3.832

(1)
Effective duration of 3.935 indicates that an interest rate increase of 1.0% would be expected to cause a 3.935% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2018.  An effective duration of 3.832 indicates that an interest rate increase of 1.0% would be expected to cause a 3.832% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2017. These figures include the structured securities in the portfolio but not the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of December 31, 2018, the Company had outstanding repurchase obligations of approximately $200.4 million with a net weighted average borrowing rate of 2.56%.  These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $213.1 million.  At December 31, 2018, the Company’s liquidity was approximately $5.0 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets.  In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a listing of outstanding borrowings under repurchase obligations at December 31, 2018.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
ED&F Man Capital Markets, Inc.	$72,182	36.0%	2.48%	$4,036	17
Mirae Asset Securities (USA) Inc.	59,927	29.9%	2.56%	3,506	40
Citigroup Global Markets, Inc.	32,102	16.0%	2.70%	2,498	30
JVB Financial Group, LLC	26,091	13.0%	2.60%	1,563	39
Mitsubishi UFJ Securities (USA), Inc.	8,140	4.1%	2.56%	580	50
South Street Securities, LLC	1,954	1.0%	2.54%	168	45
	$200,396	100.0%	2.56%	$12,351	31

(1)	Equal to the fair value of securities sold plus accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities and accrued interest payable.

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding and also its junior subordinated notes by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election.  As such all gains or losses on these instruments are reflected in earnings for all periods presented.  As of December 31, 2018, such instruments were comprised of Eurodollar futures contracts and “to-be-announced” (“TBA”) securities transactions.  .

The table below presents information related to outstanding Eurodollar futures positions at December 31, 2018.

($ in thousands)
	Repurchase Agreement Funding Hedges
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	LIBOR	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
2019	$125,000	2.56%	2.67%	$139
2020	150,000	2.84%	2.49%	(523)
2021	100,000	2.80%	2.46%	(346)
Total / Weighted Average	$125,000	2.74%	2.54%	$(730)

($ in thousands)
	Junior Subordinated Debt Funding Hedges
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	LIBOR	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
2019	$26,000	1.63%	2.68%	$271
2020	26,000	1.95%	2.49%	142
2021	26,000	2.22%	2.46%	61
Total / Weighted Average	$26,000	1.93%	2.54%	$474

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions.

The following table summarizes our contracts to purchase and sell TBA securities as of December 31, 2018.
($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
December 31, 2018
30-Year TBA Securities:
3.0%	$(50,000)	$(47,844)	$(48,782)	$(938)

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency MBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency MBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency MBS) as of period-end.
(4)
Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities), at fair value in our consolidated balance sheets.

Book Value Per Share

The Company's Book Value Per Share at December 31, 2018 was $2.28.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At December 31, 2018, the Company's stockholders’ equity was $29.0 million with 12,709,269 Class A Common shares outstanding.

Management Commentary

Commenting on the fourth quarter, Robert E. Cauley, Chairman and Chief Executive Officer, said, “While 2017 was a strong year for growth at Bimini, 2018 was more about holding on as market conditions where very challenging.  With the economy growing at the fastest rate since the financial crisis the Federal Reserve, or Fed, raised the target for the Federal Funds rate four times in 2018. In fact, economic growth for 2018 exceeded 3.0% for the first time in years as the effects of the tax cuts and jobs act passed in late 2017 and the fiscal stimulus package passed early in the year added substantial fiscal stimulus to an already healthy economy.  As the Fed drove short term rates progressively higher, the rates curve flattened, suppressing earnings for levered bond funds.  This impacted Bimini in several ways.  The reduced net interest spread on our MBS portfolio was also felt at Orchid Island Capital, the REIT we manage via our subsidiary, Bimini Advisors.  Orchid reduced its dividend three times during the year, reducing our dividend income. The dividend cuts, along with book value erosion at Orchid, reduced both the price of Orchid shares and the capital base that our management fee is based on.  Orchid’s capital base declined by approximately 21% in 2018. Even with the decline in its capital base, Orchid’s average capital base for the year was slightly higher than in 2017 and our advisory services revenue increased 5% over 2017.  Advisory services revenue was down approximately 2% in the fourth quarter of 2018 versus the prior quarter.  Dividend income on our Orchid shares was down 35% for the year and down 4% in the fourth quarter versus the third quarter of 2018.

“Although they did not rise as much as short rates, longer maturity interest rates rose over the course of the year and interest income on our MBS portfolio increased by approximately 8% in 2018 versus 2017.  The MBS portfolio at Royal Palm Capital was essentially unchanged in size from the fourth quarter of 2017, but the average yield on our MBS assets increased 0.32%, from 3.88% to 4.20%.  Compared to the third quarter of 2018, interest income in the fourth quarter increased 8% as the yield on our MBS assets increased 6 basis points and the size of the MBS portfolio increased by $13.5 million. As the Fed raised rates four times over the course of 2018, our average borrowing costs increased materially, from 1.41% to 2.44%, resulting in a 124% increase in repo interest costs for 2018 versus 2017.  Compared to the third quarter, repo interest expense increased by 18%.  The net of these developments was a 6% decrease in net revenues for the year and 2% for the quarter.

“With interest rates higher the value of our MBS portfolio declined and, as described above, developments at Orchid led to a $4.4 million decline in the market value of our Orchid shares for the year and $0.9 million decline for the quarter.  During the fourth quarter interest rates declined but our MBS securities underperformed our hedge instruments, resulting in an aggregate $2.7 million mark to market loss on our derivative instruments and MBS securities.  Finally, we increased the valuation allowance on the deferred tax assets at both Royal Palm and Bimini, resulting in a tax provision of $21.1 million for the year and $21.8 million for the quarter.  This was necessary since Orchid’s capital base and dividend rate declined during 2018, as did the net interest margin on Royal Palm’s MBS portfolio, resulting in lower projected taxable income over the next 10 to 15 years versus our projection at the end of 2017.

“In spite of very adverse market conditions in 2018, and particularly the fourth quarter of the year, our net revenues were down only modestly in 2018 and the fourth quarter of the year.  Going forward, to the extent the term structure of rates remains flat and our net interest spread remains depressed, our earnings and dividends form our Orchid shares will remain depressed as well.  However, to the extent the Fed is at or near the end of its tightening cycle, and if there are reductions to the Fed funds rate in the future, we would expect this to impact us positively in terms of our net interest spread, Orchid’s net interest spread, and our revenues and earnings generally.

“As we enter 2019 the outlook is far different than it was at the end of the third quarter.  The risks to the economic outlook – at least in the eyes of the market – are now clearly to the downside. Risks include a potential hard “Brexit” for the United Kingdom from the European Union, very weak growth in Europe and China, the trade dispute between the U.S. and China, and the prospect that all of these factors will cause growth in the U.S. to slow materially.  The market now sees at most one more Fed rate hike in 2019 and likely cuts by the end of 2020.”

Summarized Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of December 31, 2018, and 2017, and the unaudited consolidated statements of operations for the calendar quarters and years ended December 31, 2018 and 2017.  Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts Subject to Change)

	December 31, 2018	December 31, 2017
ASSETS
Mortgage-backed securities	$212,424,192	$209,692,132
Cash equivalents and restricted cash	6,240,488	8,752,860
Investment in Orchid Island Capital, Inc.	9,713,030	14,105,934
Retained interests in securitizations	-	653,380
Accrued interest receivable	780,535	746,121
Deferred tax assets, net	23,202,821	44,524,584
Other assets	7,038,610	6,113,786
Total Assets	$259,399,676	$284,588,797

LIABILITIES AND EQUITY
Repurchase agreements	$200,396,000	$200,182,751
Junior subordinated notes	26,804,440	26,804,440
Other liabilities	3,244,615	1,909,358
Total Liabilities	230,445,055	228,896,549
Stockholders' equity	28,954,621	55,692,248
Total Liabilities and Equity	$259,399,676	$284,588,797
Class A Common Shares outstanding	12,709,269	12,660,627
Book value per share	$2.28	$4.40

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts Subject to Change)

	Years Ended		Three Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Advisory services	$7,770,761	$7,431,359	$1,837,301	$2,033,340
Interest and dividend income	9,988,247	8,573,041	2,591,593	2,617,636
Interest expense	(5,519,827)	(3,033,367)	(1,626,603)	(1,008,925)
Net revenues	12,239,181	12,971,033	2,802,291	3,642,051
Losses	(11,447,554)	(3,672,718)	(4,042,717)	(2,114,684)
Expenses	6,442,833	6,402,785	1,557,210	1,851,398
Net (loss) income before income tax benefit	(5,651,206)	2,895,530	(2,797,636)	(324,031)
Income tax expense	21,126,955	19,378,150	21,802,530	18,094,969
Net loss	$(26,778,161)	$(16,482,620)	$(24,600,166)	$(18,419,000)

Basic and Diluted Net loss Per Share of:
CLASS A COMMON STOCK	$(2.10)	$(1.30)	$(1.93)	$(1.45)
CLASS B COMMON STOCK	$(2.10)	$(1.30)	$(1.93)	$(1.45)

	Consolidated
	Three Months Ended December 31,
Key Balance Sheet Metrics	2018	2017
Average MBS(1)	$212,316,501	$203,841,267
Average repurchase agreements(1)	202,069,120	193,778,266
Average equity(1)	41,264,973	64,898,520

Key Performance Metrics
Average yield on MBS(2)	4.20%	3.88%
Average cost of funds(2)	2.44%	1.41%
Average economic cost of funds(3)	2.18%	1.77%
Average interest rate spread(4)	1.76%	2.47%
Average economic interest rate spread(5)	2.02%	2.11%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)
Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is an asset manager that invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).

Through our wholly-owned subsidiary, Bimini Advisors Holdings, LLC ("Bimini Advisors"), we serve as the external manager of Orchid Island Capital, Inc. ("Orchid"). Orchid is a publicly-traded real estate investment trust (NYSE: ORC).  Orchid is managed to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. As Orchid’s external manager, Bimini Advisors receives management fees and expense reimbursements for managing Orchid's investment portfolio and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel. Bimini Advisors is at all times subject to the supervision and oversight of Orchid's board of directors and has only such functions and authority as are delegated to it.

We also manage the portfolio of our wholly-owned subsidiary, Royal Palm Capital, LLC (“Royal Palm”). Royal Palm is managed with an investment strategy similar to that of Orchid.  Bimini Capital Management, Inc. and its subsidiaries are headquartered in Vero Beach, Florida.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Wednesday, March 20, 2019, at 10:00 AM ET. The conference call may be accessed by dialing toll free (877) 312-5414.  International callers dial (408) 940-3877.  The conference passcode is 4449988.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.biminicapital.com, and an audio archive of the webcast will be available for approximately one year.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com